Exhibit 4(f)(120)
EXECUTION COPY
SEVENTH AMENDMENT TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
     This Seventh Amendment and Consent under the Fourth Amended and Restated Credit Agreement (“Seventh Amendment”) is made as of June 15, 2009 by and among Credit Acceptance Corporation, a Michigan corporation (“Company”), Comerica Bank and the other banks signatory hereto (individually, a “Bank” and collectively, the “Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS
A.	Company, Agent and the Banks entered into that certain Fourth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of February 7, 2006 (as amended by the First Amendment dated September 20, 2006, Second Amendment dated January 19, 2007, Third Amendment dated June 14, 2007, Fourth Amendment dated as of January 25, 2008, Fifth Amendment dated July 31, 2008, Sixth Amendment dated as of December 9, 2008 and as may be further amended or otherwise modified from time to time, the “Credit Agreement”) under which the Banks renewed and extended (or committed to extend) credit to the Company, as set forth therein.

B.	The Company has requested that Agent and the Banks agree to certain amendments to the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Seventh Amendment.

NOW, THEREFORE, Company, Agent and the Banks agree:
1.	Section 1 of the Credit Agreement is hereby amended as follows:

(a) The following specified definitions are hereby amended and restated (in their entirety), as follows:
“Borrowing Base Limitation” shall mean, as of any date of determination, an amount equal to (i) eighty percent (80%) of Dealer Loans Receivable, plus (ii) eighty percent (80%) of the Purchased Contract Balance, minus (iii) the Hedging Reserve and minus (iv) the aggregate principal amount outstanding from time to time of any Debt (other than the Indebtedness) secured by any of the Collateral; provided, however, that if, at any time, (a) the advance rates under any Securitization Transaction (other than a Bridge Securitization) set forth in the related Securitization Documents (“Securitization Advance Rates”) are more than ten percentage points lower than the applicable advance rates expressed in clauses (i) or (ii) of this definition (“Credit Agreement Advance Rates”), or (b) the stated advance rates under
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any Future Debt set forth in the related Future Debt Documents (“Future Debt Advance Rates”) are lower than the Credit Agreement Advance Rates then, the applicable Credit Agreement Advance Rates shall be deemed to be automatically reduced to the lowest Securitization Advance Rates or Future Debt Advance Rates, as the case may be, then in effect, such reduction to remain in effect so long as the Securitization Advance Rates or Future Debt Advance Rates, as applicable, are lower than the Credit Agreement Advance Rates set forth in this definition. At no time, however, shall the Credit Agreement Advance Rates exceed eighty percent (80%).

“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin plus (b) the greater of (x) the LIBOR Floor and (y) the quotient of:
(i)	the LIBOR Rate
divided by
(ii)	a percentage equal to 100% minus the maximum rate on such date at which the Agent is required to maintain reserves on ‘Eurodollar Liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the Agent is required to maintain reserves against a category of liabilities which includes Eurodollar deposits or includes a category of assets which includes Eurodollar loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Future Debt” shall mean Debt evidenced by Long Term Notes; provided that the aggregate principal amount of all such Debt outstanding at any time from and after the date hereof shall not exceed Five Hundred Million Dollars ($500,000,000); and provided further that, at the time any such Debt is incurred, the Funding Conditions have been satisfied. For the purposes of this definition, “Long Term Notes” shall mean unsecured or secured non-revolving promissory notes to be issued by the Company, which Debt shall have a term extending at least beyond the Revolving Credit Maturity Date then in effect, have an amortization schedule not greater than level amortization to maturity (but with no principal payments required for a period of
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at least 12 months) and have no requirement for mandatory early repayment except (x) upon default, (y) following a change in control or (z) following the sale of any material portion of the assets of the Company or any of its Subsidiaries, to the extent of the proceeds of such sale.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) June 23, 2011, as such date may be extended from time to time pursuant to Section 2.16 hereof, and (ii) the date on which the Revolving Credit Maximum Amount shall be terminated pursuant to Section 2.15 or 9.2 hereof.

“Revolving Credit Maximum Amount” shall mean the aggregate of the Revolving Credit Commitments of the Lenders as set forth on Exhibit D hereto, subject to any increases in the Revolving Credit Maximum Amount pursuant to Section 2.17 of this Agreement, by an amount not to exceed the Revolving Credit Optional Increase, and subject to any reductions or termination of the Revolving Credit Maximum Amount under Sections 2.15 or 9.2 of this Agreement; provided, however, that in no event shall the Revolving Credit Maximum Amount hereunder at any time exceed Two Hundred Million Dollars ($200,000,000).

“Revolving Credit Optional Increase” shall mean an amount equal to $60,000,000 minus the portion thereof applied from time to time under Section 2.17 hereof to increase the Revolving Credit Maximum Amount.

(b) The following new definitions are hereby inserted in the appropriate alphabetical order:

“LIBOR Floor” shall mean a per annum interest rate equal to 1.5%.

(c) The defined term “Lead Arranger” is hereby deleted in its entirety.
2.	Section 2 of the Credit Agreement is amended as follows;
(a) The first sentence of Section 2.5(a) is amended and restated in its entirety as follows:

“The Swing Line Bank may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), but shall not be required to, make one or more advances (each such advance being a “Swing Line Advance”) to Company from time to time on any Business Day
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during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an aggregate amount, in Dollars, not to exceed at any time outstanding the Swing Line Maximum Amount.”

(b) The last sentence of Section 2.5(a) is hereby deleted.

3.	Section 7 is hereby amended as follows:

(a) Section 7.4 is hereby amended and restated in its entirety as follows:

“7.4 Maintain Asset Coverage Ratio. On a consolidated basis, maintain at all times, a ratio of Consolidated Net Assets to Consolidated Funded Debt equal to or greater than 1.10 to 1.00.”

(b) Section 7.5 is hereby amended and restated in its entirety as follows:

“7.5 Maintain Funded Debt Ratio Level. On a Consolidated basis, maintain as of the end of each fiscal quarter a ratio of Consolidated Funded Debt (including in the calculation thereof, for purposes of this Section 7.5, all Debt incurred by a Special Purpose Subsidiary, whether or not included therein under GAAP) to the Company’s Consolidated Tangible Net Worth equal to or less than 3.25 to 1.0.”

(c) Section 7.7 is hereby amended and restated in its entirety as follows:

“7.7 Maintain Fixed Charge Coverage Ratio. On a Consolidated basis, maintain as of the end of each fiscal quarter a Fixed Charge Coverage Ratio of not less than 2.0 to 1.0.”

4.	Section 12.15 is hereby amended and restated in its entirety as follows:

“12.15 Lead Arranger; Documentation Agent, Co-Agent or other Titles. Any Bank identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndication Agent, Co-Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to the Banks as such; provided, however, that such identified Banks shall be entitled to the benefits afforded to Agent under Sections 12.5, 12.6 and 12.11 hereof. Without limiting the foregoing, the Banks so identified shall not have or be deemed to have any fiduciary relationship with any Bank as a result of such title. Each Bank acknowledges that it has not relied, and will not rely, on the Bank so identified in deciding
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to enter into this Agreement or in taking or not taking action hereunder.”
     5. Facing Page the facing page of the Credit Agreement is hereby amended and restated by deleting such face page and inserting the replacement face page attached hereto as Attachment 1 in its place.
     6. Schedule 1.1 to the Credit Agreement is hereby amended and restated by deleting such Schedule and inserting the replacement Schedule 1.1 attached hereto as Attachment 2 in its place.
     7. Exhibit D to the Credit Agreement is hereby amended and restated by deleting such exhibit and inserting the replacement Exhibit D attached hereto as Attachment 3 in its place.
     8. On the date on which the conditions set forth in Section 9 of this Seventh Amendment shall have been satisfied (the “Seventh Amendment Effective Date”), (a) each Bank shall have (i) a Percentage equal to the applicable percentage set forth in Attachment 3 hereto (the “New Percentages”) and (ii) its own Advances of the Revolving Credit (and participation in Letters of Credit) in its Percentage of all such Advances (and Letters of Credit) outstanding on the Seventh Amendment Effective Date (based on the New Percentages) and (b) any Bank not a party to the Credit Agreement prior to the Seventh Amendment Effective Date (each such Bank, a “New Bank”) shall become obligated as a Bank thereunder, entitled to all of the rights and privileges and subject to all of the obligations of the Banks under the Credit Agreement. To facilitate the foregoing, each Bank (including each New Bank) which as a result of the adjustments of Percentages shown on Attachment 3 is to have a greater principal amount of Advances of the Revolving Credit outstanding than such Bank had outstanding under the Credit Agreement immediately prior to the Seventh Amendment Effective Date (each such Bank an “Increasing Bank”) shall deliver to the Agent immediately available funds to cover such Advances of Revolving Credit and the Agent shall, to the extent of the funds so received, disburse funds to each Bank which, as a result of the aforesaid adjustment of the Percentages, is to have a lesser principal amount of Advances of the Revolving Credit outstanding than such Bank had under the Credit Agreement immediately prior to the Seventh Amendment Effective Date, and each such Bank whose Percentage is reducing (a “Reducing Bank”) shall be deemed to have assigned such reduction in its commitment and outstandings to the Increasing Banks, pro rata based upon the New Percentages, such assignment to be without representation, warranty or recourse (except that such assignment has been duly authorized and such commitment and outstandings have not been otherwise assigned or encumbered by such Reducing Bank). Each Bank which was a party to the Credit Agreement prior the Seventh Amendment Effective Date, upon receipt of its New Note(s) delivered hereunder (which Notes are to be in exchange for and not in payment of the predecessor Revolving Credit Notes) issued by the Company to such Bank, shall return its predecessor Notes to the Agent which shall stamp such Notes “Exchanged” and deliver said Notes to the Company. The Banks agree that all interest and fees accrued under the Credit Agreement prior to the Seventh Amendment Effective Date shall constitute the property of the Banks which were parties to the Credit Agreement prior to the Seventh Amendment Effective Date and shall be distributed by the Agent (to the extent received from the Company) to such Banks on the basis of the Percentages in effect prior to the Seventh Amendment Effective Date. Furthermore, it is acknowledged and agreed that all fees paid prior to the Seventh
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Amendment Effective Date shall not be recalculated, redistributed or reallocated by Agent among the Banks.
     9. This Seventh Amendment shall become effective according to the terms and as of the date hereof, upon satisfaction by the Company of the following conditions:
(1) Agent shall have received counterpart originals of (i) this Seventh Amendment, duly executed and delivered by the Company and the requisite Banks and (ii) a Reaffirmation of Loan Documents duly executed and delivered by the Guarantors.
(2) Agent shall have received executed replacement Revolving Credit Notes for each Bank reflecting the new Percentages set forth on Attachment 3 hereto.
(3) Company shall have paid to Agent, for distribution to the Banks the upfront fees as set forth in the Summary of Terms and Conditions dated May 19, 2009.
(4) Agent shall have received from a responsible senior officer of the Company a certification (i) that all necessary actions have been taken by the Company to authorize execution and delivery of this Seventh Amendment, supported by such resolutions or other evidence of corporate authority or action as reasonably required by Agent and the Majority Banks and that no consents or other authorizations of any third parties are required in connection therewith; and (ii) that, after giving effect to this Seventh Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of the Seventh Amendment.
          Agent shall give notice to Company and the Banks of the occurrence of the Seventh Amendment Effective Date.
     10. The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.18, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.
     11. Except as specifically set forth above, this Seventh Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.
     12. Unless otherwise defined to the contrary herein, all capitalized terms used in this Seventh Amendment shall have the meaning set forth in the Credit Agreement.
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     13. This Seventh Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.
     14. This Seventh Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]
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Attachment 1
Replacement Face Page
(See attached)

EXECUTION COPY

FOURTH AMENDED AND RESTATED
CREDIT ACCEPTANCE CORPORATION
CREDIT AGREEMENT
DATED AS OF FEBRUARY 7, 2006
COMERICA BANK, AS ADMINISTRATIVE AGENT
AND COLLATERAL AGENT
BANK OF AMERICA, N.A. AND
FIFTH THIRD BANK (EASTERN MICHIGAN) AS CO-AGENTS
BANK OF MONTREAL, AS SYNDICATION AGENT

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Attachment 2
Schedule 1.11
PRICING MATRIX

	The Applicable Margin For		Applicable Fee Percentage For
Notwithstanding		Advances carried at	Revolving
the Company’s	Advances carried at	the Eurodollar-based	Credit	Letter of Credit
Rating Level:	the Base Rate shall be	Rate shall be	Facility Fee	Fee
	Plus 1.00%	2.75%	.25%	1.375%
(inclusive of
facing fee)

[1]	All terms as defined in the Agreement.
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2

Attachment 3
EXHIBIT D
(Percentages)

		Revolving Credit
Bank	Percentage	Commitment
Comerica Bank	25.0%	$35,000,000
Fifth Third Bank (Eastern Michigan)	21.4285714%	$30,000,000
Bank of America, N.A.	21.4285714%	$30,000,000
Bank of Montreal	17.8571429%	$25,000,000
RBS Citizens, N.A.	14.2857143%	$20,000,000

Total	100%	$140,000,000

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     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent
By:	/s/ Michael Stapleton
Its: Vice President

Signature Page For
CAC Seventh Amendment
(927531)

CREDIT ACCEPTANCE CORPORATION
By:	/s/ Douglas W. Busk
Douglas W. Busk
Its: Treasurer

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CAC Seventh Amendment
(927531)

BANKS: COMERICA BANK
By:	/s/ Michael Stapleton
Its: Vice President

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CAC Seventh Amendment
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BANK OF AMERICA, N.A.
By:	/s/ Neil Hilton
Its: Senior Vice President

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CAC Seventh Amendment
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BANK OF MONTREAL
By:	/s/ Michael S. Cameli
Its: Director

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CAC Seventh Amendment
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FIFTH THIRD BANK (Eastern Michigan)
By:	/s/ John Antonczak
Its: Vice President

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CAC Seventh Amendment
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RBS CITIZENS, N.A.
By:	/s/ Michael Dolson
Its: Senior Vice President

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CAC Seventh Amendment
(927531)